Exhibit 99.1

MACROVISION CORPORATION, #11104302

MACROVISION CORPORATION - GEMSTAR TV GUIDE

CONFERENCE CALL

December 7, 2007, 8:00 PM ET

Chairperson: Fred Amoroso (CEO)

Operator:	Good morning ladies and gentlemen and thank you for standing by. Welcome to the Macrovision Gemstar TV Guide Conference Call. And during today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you do have a question, please press the star, followed by the one, on your touch-tone phone. This conference is being recorded Friday, December 7, 2007. I would now like to turn the call over to Lauren Landfield. Please go ahead, sir.

Lauren Landfield:	Welcome everybody and thank you for joining our call today to discuss Macrovision’s agreement to acquire Gemstar TV Guide. I’m Lauren Landfield, Vice President of Corporate Finance at Macrovision and I’m joined today by Fred Amoroso, CEO, and President of Macrovision; James Budge, CFO of Macrovision; Rich Bautista, CEO of Gemstar TV Guide; and Bedi Singh, CFO of Gemstar TV Guide.

I’m going to open with several housekeeping items and then I’ll turn the call over to Fred. First, I’d like to remind you that all statements made during our conference call that are not statements of historical facts, including, but not limited to, statements regarding forecasts of future revenues and earnings, business strategies, and product acquisitions, financing and intellectual property plans constitute forward-looking statements and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Actual results could vary materially from those contained in these forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include failure to satisfy the conditions or obtain financing for completion of the Gemstar TV Guide acquisition, failure to successfully integrate the two businesses, failure to achieve the anticipated benefits and cost savings and the increased leverage of the combined business.

Other factors are described in each company’s respective Form 10-K for the year ended December 31st, 2006, most recent quarterly report on Form 10-Q and other SEC filings made from time to time.

Second, stockholders are urged to read the joint proxy statement/prospectus regarding the proposed transactions when it becomes available because it will contain important information about the proposed transaction. Stockholders may obtain a free copy of the joint proxy statement/prospectus when available, as well as other documents filed by Macrovision and Gemstar TV Guide with the SEC at the SEC’s website, www.sec.gov.

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Stockholders may also obtain a free copy of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus directly from the companies--by directing a request to the companies’ investor relations department at the phone numbers referenced in the press release issued earlier today.

Each company’s directors and executive officers and other persons may be deemed under SEC rules to be a participant in the solicitation of proxies in connection with the proposed transactions. Information regarding Macrovision’s directors and officers can be found in its proxy statement filed with the SEC on March 20th, 2007 and information regarding Gemstar TV Guide’s directors and officers can be found in its proxy statement filed with the SEC on April 10th, 2007.

Additional information regarding the participants in the proxy solicitation and the description of their direct and indirect interest in the transaction by security holdings or otherwise will be contained in the joint proxy statement/prospectus and other relative materials to be filed with the SEC when they become available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Third, discussions about Macrovision’s results and estimates utilizing non-GAAP information exclude as applicable non-cash or one time items such as amortization of intangibles from acquisitions, asset impairment charges, equity based compensation and restructuring and other charges.

Macrovision has presented information in this form because it is how it reports its business for internal financial reporting and measurement. And each company believes that this presentation may be meaningful to its investors and analyzing the results of operations and income and cash generation. This presentation is not intended to be a substitute for financial results presented in conformity with accounting principals generally accepted in the United States and investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures included in Macrovision’s earnings releases.

Fourth, an investor presentation deck is currently available on the investor relations pages of each company’s website and will be filed with the SEC shortly. And as a final piece of housekeeping, a replay of this conference call will be made available as soon as practicable on the investor relations pages of each company’s website.

I’d now like to turn the call over to Fred.

Fred Amoroso:	Well, thank you, Lauren. And thanks everyone for joining us today. I’m very happy to announce that Macrovision has signed a definitive merger agreement to acquire Gemstar TV Guide, a leading global technology media and entertainment

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company. The combined company will be a leading, independent licensor of software, data, and intellectual property to the digital media industry, and our solutions will help enable content producers, distributors, and device manufacturers to satisfy the needs of their end customers.

Today’s consumer requires the ability to discover, to acquire, manage and enjoy digital content from an increasing number of sources. By addressing this opportunity with a unique and open platform, we will be in a terrific position to accelerate value creation for our stockholders.

The value of a transaction to Gemstar TV Guide stockholders is approximately $2.8 billion comprised of 56% cash, and 44% stock. On a per share basis, Macrovision will be paying to Gemstar TV Guide stockholders a combination of either $6.35 in cash and 0.2548 shares of stock in a new holding company that will own both Gemstar TV Guide and Macrovision.

The exchange ratio for the stock portion of the consideration is fixed. Accordingly, the value of the stock portion will fluctuate with the market for Macrovision stock between now and the closing of the transaction. However, for ease of presentation we refer to the value of the stock portion of consideration in this presentation as $6.35. All amounts set forth in this presentation are based on this $6.35 number except as otherwise noted.

Our CFO, James Budge, will speak more about the financial elements of the proposed transaction in a few minutes. I’m pleased to welcome those investors new to the Macrovision story and in a moment, I’ll introduce you to the company. After that, I’ll highlight the rationale behind why we think this is a compelling combination. Then I’ll turn the call over to Rich for his perspective on the combination of our businesses.

James will go over the key transaction details and then I’ll dive a little deeper into the key highlights of Gemstar TV Guide’s business for the benefit of Macrovision stockholders and address the strategy for the combined company. Afterwards, we’ll be happy to take your questions.

For those Gemstar TV Guide investors who may not be familiar with Macrovision, we’re a leading supplier of technology solutions to the entertainment, CE, and software industries. Our security solutions are designed to enable our entertainment customers to securely distribute their vital assets to the end consumer while at the same time enabling those consumers to maximize the playback experience.

More recently, we have acquired and developed technologies that help device manufacturers and cable and satellite operators deploy solutions that enable consumers to enjoy music, videos, photos, and games, in their personal entertainment environment.

Macrovision solutions fall into three categories, content protection, distribution, and enablement. Our protection solutions secure content primarily for the major

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motion picture in home video industries. Retail distribution channel. Our analogue copy protection technology is mandated into the DVD format as a key security feature and is widely used by Hollywood, which led to our rapid growth as the format proliferated.

More recently, we’ve addressed a digital copying problem with Rip Guard, our anti ripping solution. And just last month through our acquisition of self-protecting digital content, SPBC Technology, which is an additional security layer adopted by Blue Ray and is commercially known as BD Plus, Macrovision has positioned itself for the next wave of growth, both high definition DVD and online distribution.

We’ll be in a position to offer not only security, but also enable content owners to deliver value added services such as the ability to unlock bonus content. To make all of this happen our security technologies must not only reside on the content, but also in devices. As content is distributed through new channels such as IP and BOD, demand for our embedded technology has risen sharply, which has caused our hardware licensing business to become our fastest growing and largest part of our entertainment related solutions.

More recently, we’ve been positioning the company to take advantage of the rapidly changing market dynamics. Content distribution has shifted from analog to digital and from packaged media to online. In the online world, where consumers get direct access to content entirely new solutions containing not only security, but also distribution and enablement technologies are required.

Content is now coming in through various channels and consumers want to enjoy it across their devices. Our connected platform, which we obtained through our Mediabolic acquisition earlier this year, is embedded within devices and enables consumers to move content seamlessly across their personal network to various open, connected devices.

But given the proliferation of digital content, which is rapidly filling up our hard drives, first consumers need to be able to identify what that content is. We intend to provide this ability through our pending acquisition of All Media Guide, AMG, whose rich meta data and content recognition technology will sit side by side with our connected platform. Together, these solutions will enable our device manufacturer and service provider partners to offer both content distribution and discovery features.

And with today’s announcement we take another step towards completing the loop by acquiring Gemstar TV Guide’s consumer facing offerings. The company’s interactive program guide or IPG is a critical solution for managing the largest and most rapidly expanding entertainment option in the home today, television programming.

Today, TV alone offers over 7,000 hours of daily programming and 530 channels to choose from and the choices grow when adding in VOD, HD, mobile, and IP streams. Consumers need tools to discover and manage their content. Without a guide to show them the way, viewers would simply be overwhelmed in this sea of content.

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Gemstar TV Guide is helping to lead the way in this arena. Consumer behavior demonstrates that the IPG is a fundamental solution to the problem. As announced last week, a recent study Gemstar TV Guide conducted with Comcast found that 80% of the respondent’s find programming guides to be a necessity in viewing.

The combination of products relating to the IPG provided by Gemstar TV Guide has been received by almost 50 million households since the inception of the company. And Gemstar TV Guide’s IPG technology has now also been extended into the mobile environment through its G Guide mobile product, which is one of the most widely deployed and activated mobile applications in the world with approximately 18 million registered users. This footprint is the ideal platform that empowers our CE and service provider customers to launch an integrated secure content acquisition, discovery, and management solution.

Everywhere that consumers turn, the way they interact with digital media is changing, and the opportunity for those who can shape the change is extraordinary. We believe Gemstar TV Guide together with Macrovision provides an optimal set of solutions to address this compelling market opportunity and to redefine how consumers will enjoy content in the future.

Given the strategic alignment between the technologies, products, and solutions of the two companies, we believe significant synergies exist. Thus, we think we’ll be in a terrific position to accelerate value creation for our stockholders.

You can imagine that I’m excited to be taking on a role of Chief Executive Officer of the combined company, I’m also pleased James Budge will remain as the Chief Financial Officer to continue making this vision a reality. The new Board of Directors will be comprised of four members to be designated by Macrovision and three members designated by Gemstar TV Guide.

Following the close, Gemstar TV Guide’s CEO, Rich Bautista, and CFO, Bedi Singh, will be leaving the organization. I am glad they saw the same potential and recognized it was the best opportunity for building long-term stockholder value and would like to thank them for their support in making this deal happen.

I look forward to working with them over the next few months to ensure a smooth transition. So before I dive deeper into the business highlights and combined strategy, I’ll turn the call over to Rich for some of his comments. Rich?

Rich Bautista:	Thank you, Fred. I’m very pleased to be here today to talk about a deal that represents a terrific opportunity for Gemstar TV Guide stockholders, employees, and customers. Several months ago we announced our intent to explore strategic alternatives for Gemstar TV Guide. This process, including discussions with a number of interested parties, took a substantial amount of time and energy and I would like to commend the team for running this process while remaining focused on managing the business.

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As we moved through the strategic review process, we concluded that a transaction with Macrovision represented the most compelling opportunity to deliver stockholder value. Gemstar TV Guide and Macrovision share the same vision for delivering a superior digital home entertainment experience to consumers and we will be able to accelerate the realization of this vision by joining forces.

We see unique and compelling opportunity for stockholders. The deal provides a sizeable premium to our unaffected stock price on July 9th when the company announced its intention to explore strategic alternatives. The per share value of the transaction to Gemstar TV Guide stockholders based on the closing price of Macrovision stock on December 6th, 2007, represents a 29% premium to the 10 day average closing price of Gemstar TV Guide’s common stock prior to its review of strategic alternatives announced on July 9th.

Importantly, it also allows Gemstar TV Guide investors to take immediate cash benefit and in addition maintain an equity stake in a new combined entity to share in the potential upside. Our Board believes it is unlocking the greatest possible value for our stockholders and as such, it fully supports and intends to recommend that our stockholders approve the transaction agreement.

In addition, News Corporation, a holder of approximately 41% of Gemstar TV Guide’s shares, has entered into an agreement with Macrovision to vote shares in favor of the transaction. Fred shared with you some of the rationale behind forming this new entity out of the key assets of our respective businesses. Let me say a few words about Gemstar TV Guide and where we are today.

Over the last few years, we have strengthened our patent portfolio, expanded our IPG licensing and products, particularly internationally and on emerging platforms, turned around our magazine and online businesses, expanded and transformed the TV Guide Network and TVG Horseracing Network. We expanded our businesses into a number of digital platforms such as mobile and broadband, and made strategic investments in our people, infrastructure, brand, product development, and intellectual property.

The progress we have made over the past couple of years has resulted in strong operating and financial performance. In 2006, Gemstar TV Guide generated $571 million in revenues, $67 million in operating income, and earnings per share of $0.17.

Through the first three-quarters of 2007 we have recorded $472 million in revenue, $72 million in operating income, and $0.42 per share in earnings. Gemstar TV Guide is uniquely positioned at the intersection of technology and media and our assets are complementary with those of Macrovision, and thus we believe the new company will be well positioned for the digital age.

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As Fred will articulate in a few minutes, our vision for the digital living room is similar to that of Macrovision. The embodiment of this for us is My TV Guide, a suite of personalized cross-platform guidance solutions that enable consumers to enjoy a content rich, integrated guided experience as they access video entertainment on platforms ranging from traditional linear television to the internet and mobile devices.

Also included in these next generation products are advanced targeted advertising solutions, which we believe, have compelling business prospects in the new digital home environment. We believe My TV Guide and other technologies under development at Gemstar TV Guide fit very well with the initiatives underway at Macrovision and represent a significant value proposition for our worldwide customers.

So to sum it up, Fred and his management team have a bold vision in store for the new combined company. A vision that will take full advantage of Gemstar TV Guide’s strengths. With the various components already in place at each respective company and the many growth opportunities that become possible by putting the two businesses together, I am confident this combination has the potential to redefine the consumer entertainment experience and in so doing create significantly higher stockholder value.

I’d now like to turn the call over to James Budge to discuss the transaction in more depth. James?

James Budge:	Thank you, Rich. I’d like to highlight a few of the key transaction details for you. We have agreed to acquire all of the outstanding shares of Gemstar TV Guide for per share consideration of either $6.35 in cash or 0.2548 shares of a new holding company that will own both Gemstar TV Guide and Macrovision at each Gemstar TV Guide shareholder’s election subject to pro ration.

After market closed this past July 9th, Gemstar TV Guide announced its decision to explore strategic alternatives and stockholder elections will be prorated to ensure that in the aggregate securities of Gemstar TV Guide will be converted into no more or less than 56% in cash and 44% in stock. The exchange ratio on the stock is fixed and there are no caps or collars in the deal.

Under the terms of the agreement, the stock portion of the consideration will be received by the Gemstar TV Guide stockholders on a tax-deferred basis. The aggregate cash consideration to Gemstar TV Guide shareholders will not exceed approximately $1.55 billion.

Macrovision stockholders will continue to own one share in the new company for each share of Macrovision common stock owned as of the closing. Upon completion of the transaction, the Macrovision shareholders will own approximately 53% of the combined company and the former Gemstar TV Guide stockholders will own approximately 47%.

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All of this will be more fully described in the definitive merger agreement and the joint proxy statements/prospectus to be filed with the SEC. As part of the proposed transaction, the companies plan to form a new holding company that will contain both Macrovision and Gemstar TV Guide as sister subsidiaries.

The new company will apply to be listed on the NASDAQ. The cash consideration will be funded with the combination of the combined companies’ excess cash and up to an additional $800 million worth of debt financing. We have received committed financing from JP Morgan and Merrill Lynch who have combined to underwrite a $650 million term loan and a $150 million bridge facility.

The bridge will act as a backstop in the event the company is unable to secure alternative financing such as senior unsecured notes or convertible debt. The acquisition is contingent on stockholder approval by both companies and customary regulatory approvals, which we will commence seeking immediately. We plan to kick off our debt marketing process and distribute stockholder proxies early next year and expect to close the transaction by early second quarter 2008.

I’d like to briefly touch on the high points of what we believe the company’s pro forma financial results will look like. On our November 6th third quarter earnings call we provided full year Macrovision revenue estimates for 2007 of $280 to $285 million. And current First Call estimate are for approximately $90 million in EBIDTA for 2007 or about 32% of revenue.

The current mean First Call full year revenue forecast for Gemstar TV Guide are $631 million and EBITDA of $115 million. At the midpoint of the Macrovision range combining the two results and projected revenue of $914 million in 2007 and based on First Call estimates approximately $205 million in adjusted EBITDA or 22% of revenue.

Gemstar TV Guide has a significant amount of deferred revenue on its balance sheet, which it would have been recognizing over the next several years as a standalone company. But since we believe there’s no meaningful future obligation on the part of the combined businesses associated with that deferred revenue, the vast majority will be lost in purchased accounting.

While this is GAAP accounting and has nothing to do with legal or business agreements between the company and its customers, it has a dilutive effect on non-cash earnings. If not for the lost revenue in purchase accounting, this would have been an accretive transaction in 2009 on a non-cash basis compared to street expectations.

Regardless, we firmly believe this transaction will create long-term value for stockholders. This is a combination of two strategically aligned companies into a brand new company with a compelling growth rate, outstanding operating margins, and significant cash flows; all the elements of an excellent financial model.

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Based solely on the combined companies’ current businesses, we believe double digit revenue growth rates of between 10% and 15% annually is achievable over the next five years. We expect to realize some immediate cost savings and expect incremental profits to rise quickly as revenue synergies materialize over the five year forecast period we internally developed.

Our target EBIDTA margin is above 40% and we expect to generate over $200 million in operating cash flow in 2008. As we integrate the businesses together, we will evaluate the assets of the combined company with a focus on optimizing long-term strategic fit and stockholder value. We are adding a sizeable amount of debt to our balance sheet. However, we believe purely on an operating cash flow repayment model we will have ample capacity to service the debt and reduce it to zero as early as 2011 without requiring the sale of any particular asset.

And with that, I’d now like to turn the call back over to Fred. Fred?

Fred Amoroso:	Well, thank you, James. This is the most significant acquisition in the history of Macrovision. Obviously, Gemstar TV Guide is larger than our current company. So prior to going further into the strategy, I’d like to share with Macrovision investors some of the key highlights of Gemstar TV Guide as it stands today.

Gemstar TV Guide was formed in 2000 through the merger of TV Guide and Gemstar. The company is headquartered in Los Angeles with approximately 1,600 employees worldwide as of September 30th, 2007. Its three main business segments are guidance technology and solutions or GTS, media networks, and publishing.

GTS is primarily responsible for the interactive program guide you enjoy on your cable or satellite television service or on a CE device. Its key components are patent licensing, products and services, TV Guide mobile, and VCR. GTS accounted for $223 million of revenue in 2006 with the majority of revenue or 54% coming from IPG patent licensing followed by 26% coming from IPG products and services, which highlights the strength of its patents.

Growth opportunities in this business include digital conversion, new market penetration, particularly in Europe, expansion into mobile, and connected services such as interactive advertising as part of the previously announced My TV Guide Services. Media networks includes the TV Guide network, online networks, and TVG, the horseracing network.

Media networks generated $197 million in revenue in 2006. You’re probably familiar with TV Guide Network, which is very useful in households that rely on its scrolling guide feature to tell viewers what’s on TV. The network is available to over 83 million Nielson homes and the company progressed significantly towards making it a standalone entertainment channel by adding original content and expanded broadcast hits. As a result, it is now available on Dish and Direct TV satellite systems in a full screen format.

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Online, TV Guide maintains tvguide.com and a collection of smaller websites, important tools for consumers to keep up with their favorite programs and is a source of advertising revenue for the company. And finally, TVG is the leading horseracing channel. It broadcasts many major races and provides real time wagering information, growth opportunities, including expanding into new states such as New York, which was recently announced.

And, of course, in the publishing unit there’s a TV Guide Magazine where the company has undertaken a major initiative to modernize this 55-year-old institution. Relaunched just two years ago the company transformed the publication from a guide listing digest to a full color, full size entertainment magazine focused on television. The transition is being well received by the market.

Now that I’ve talked about the business segments, let me provide some details on the span and reach of its businesses. In video guidance, the company has significant reach with over 73 million unique consumers per week through its various products and services. Its online networks have over 5.3 million unique users monthly, which in fact has more than doubled over the last two years.

And on a worldwide base, its interactive program guides are licensed to over 77 million households and more than 25 million CE interactive programming guides have been shipped, and the TV Guide Magazine has a 3.2 million weekly circulation, and a readership of over 20 million per week.

At the heart of all of its guidance platforms is Gemstar TV Guide’s proprietary data. The company has maintained data on over a million TV series episodes since 1954, and over 190,000 movies since 1912. All its platforms are powered by its data, and generate significant advertising revenues given the amount of impressions that the company delivers.

To build for the future, Gemstar TV Guide has recently rolled out My TV Guide online, and has communicated to the market that they will be deploying it directly on the set-top box in the near future. This next generation technology will enable consumers to experience rich content such as pictures, long-form synopsis, credits and links. It will have personalized recommendations for programs relevant to the consumer, who can then customize content with multiple profiles. And bringing it all together, it is synchronized across PC, set-top box, and mobile platforms, and has cross-platform notifications so that the consumer will be alerted about programming in e-mail, or on their mobile phone, and be allowed to remotely program recordings. This, together with the IPG, will form the home portal for the video experience. As a result, it’ll be a great way to offer enhanced targeted advertising. This is just a glimpse at how the various components feed off each other, and we expect to hear a lot more about My TV Guide in the coming months. You should stop by at Gemstar TV Guide’s booth at CES, and experience it in person.

Now bringing you back to the integrated vision. I’ve discussed with you in the past a vision for Macrovision of enabling an end user experience, where

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consumers are able to discover, acquire, manage and enjoy content virtually anytime, and any place. To facilitate this, content owners must be confident that their assets are secure, regardless of the playback environment, ensuring a return on their investments. Confident in the right security platform, content owners would allow consumers to freely enjoy their content, without being tethered to a device or proprietary platform. This healthy industry dynamic would boost content sales, improve service provided customer retention, and drive demand for devices which enable the playback experience. This creates the desired digital media push/pull effect. A healthy content industry leads to more content being produced and accessible by the consumers, which thereby drives demand for distribution channels, such as cable and satellite, as well as for CE products. And as content gets distributed across platforms, content discovery and management become critical, which gets at the heart of today’s acquisition.

Our recent acquisitions of SPDC Technology, Mediabolic, and our pending acquisition of AMG, demonstrate our commitment to this vision. SPDC is fundamental to empowering our Hollywood studio customers, to distribute content securely across a multitude of devices, and is complimentary to Macrovision’s historical businesses. With SPDC, we envision the capability of unique security codes traveling with each piece of content, and interacting with virtual machines on a playback side, allowing rights holders to distribute in various different formats, but maintaining economic control and security. While it is applied to Blu-ray today via BD Plus, we see a future where SPDC is applied to other forms of digitally distributed content, not just physical formats.

With our acquisition of Mediabolic at the beginning of 2007, we secured the essential software necessary to move content seamlessly from one device to another and to media-enable the home entertainment environment. As our standards-based embedded connected platform proliferates across devices, content stranded on islands of discreet devices will be brought together and appear and act as if they are in one central server, available from any point on a consumer’s network. As the DLNA standard takes hold, we seek to become the ubiquitous glue, allowing consumers to purchase content knowing they can enjoy it regardless of the device or the location.

With content flowing securely across devices, we must be able to identify what the content is, and interact with it. AMG’s recognition technology not only allows consumers to identify the media, but its data services also provide basic data, such as the artist or track, as well advanced information such as reviews or commentary. In addition, AMG can automatically generate playlists of related content, and we’re very excited about how the AMG offerings support video in addition to music and games.

But of course today we’ve added perhaps the most critical part of the puzzle; Gemstar TV Guide’s guidance technology. Simply put, when you’re watching TV, the guide is where it all starts. While today we typically think of the guide as simply managing broadcast cable or satellite TV, in the future, we believe the guide will form the homepage for the total media entertainment experience. With our suite of technology, we intend to enable system operators and device

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manufacturers to provide consumers the capability to access all their content libraries in one central portal. Whether it is movies, pictures, television shows, or music stored on your PC, set-top box, or digital cameras, we envision a guidance gateway that will manage it all. So while the guide focuses on TV today, we see a future where the guide is broader and encompasses the universe of content important to the consumer.

As Rich indicated earlier, Gemstar TV Guide has been executing on this direction as part of their My TV Guide vision, and next generation of guidance. This is both exciting and central to our overall vision.

Before we embark on this strategy, I’d like to point out some of the key highlights we believe make the combined company a leader immediately upon closing the transaction, and thereby provide a strong platform upon which to execute the vision. The new company’s customer footprint would be among the largest in digital media. Most major cable and satellite operators, Internet content distributors, portals, motion picture studios, and device manufacturers have significant relationships with at least one of the companies today. We expect this large footprint will open up a number of opportunities for the combined company.

Our business models are both IT based, with valuable assets, and we believe the companies have the right intellectual property protection necessary to generate returns on their investments over the long-term. Gemstar TV Guide’s patents surround the general area of video guidance technologies, including IPG, video recording, interactive advertising, online guidance and search, and cross-platform functionality. The company has over 300 issued U.S. patents and 900 issued foreign patents, and continues to actively pursue a worldwide intellectual property program. It currently has approximately 300 U.S. and 550 foreign patent applications pending.

Macrovision has over 130 issued U.S. patents, and 950 issued foreign patents, and over 140 U.S. and 400 foreign patent applications pending. Putting it together, the combined company will have almost 450 U.S. patents, and almost 1,900 international patents by the closing of the transaction, with a significant patent pipeline for the future.

We believe these assets provide the runway to maintain strong financial results, while we continue to develop next generation products, which is where we believe the long-term payoff will come for both our customers and our stockholders. In this regard, I’d like to discuss some of the potential synergies as we look out into the future.

As discussed, the vision for the company is to provide an open infrastructure solutions to content providers, distributions channels and device manufacturers, so they can provide consumers world class capabilities to discover, acquire, manage, and enjoy digital content virtually anytime and anywhere. As we investigated the areas where we could benefit from the respective businesses, it was clear that there were opportunities across the board. But I’ll—let me discuss just three specific and key areas for you today. First, the biggest area of potential

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is in GPS, particularly with our connective platform. As witnessed by our design wins with Scientific Atlanta and other set-top box manufacturers, we’re expanding our existing hardware licensing infrastructure well beyond ACP. The OCAP, or Open Cable Application Platform, and DLNA specifications are becoming more tightly related, and we envision over the long run a tight integration between our connected platform and Gemstar TV Guide’s IPG technology, which will work together to create an excellent end user experience. And once our acquisition of AMG closes, our data discovery and recommendation technology from AMG will be tightly integrated into the same solution.

We think Gemstar TV Guide’s customer relationships on both the operator and device side will be a major entry point towards getting our connected middleware adopted in the near-term, particularly in some Asian opportunities. Next on the data licensing side, I believe we can help drive Gemstar TV Guide’s business. As mentioned, the AMG database is world renowned for its breadth, depth and quality, however, it does not include television data. To date, this is an unfilled opportunity, as GEMSTAR TV Guide has not focused on standalone data licensing. We believe we can take Gemstar TV Guide’s existing data, and relatively quickly cross sell it into our data licensing accounts. Also on the AMG side, there is a wide disparity between the value Gemstar TV Guide is deriving from its online networks, and what AMG is generating. We believe Gemstar TV Guide’s media and sales unit can help bring AMG up to its potential, and make a strong impact quickly.

We are very excited about all of these opportunities, and we look forward to more clearly describing them as they unfold in the future. Over the next year we’re going to be highly focused on realizing the operating synergies you would expect in a merger of this size, as well as refining our focus by potentially executing on strategic alternatives with respect to certain business areas. Just based on its IP licensing prowess alone, the combined company has a strong base business. But when we look several years out, we think the potential will increase substantially as we execute on the vision I’ve described.

I started my discussion talking about content security, which is natural since prior to my arrival at Macrovision that had been the company’s historical focus. Until today, we’ve been trying to move with the industry. Now, we’ve made a move to get out ahead of the industry, and be the first to deliver on the vision I’ve described. And while I’m excited about the two businesses as they stand today, what excites me even more is what the company will be capable of down the road. I believe the company you’ll see in a few years will be dramatically different. As a result, I think consumers, content owners, content distributors, device manufacturers, and our employees will benefit from its future success. In so doing, we believe this transaction will create tremendous value for stockholders of both companies, and are very excited to move forward.

With that I’d like to turn the call back over to the operator, and we’d be pleased to answer any questions that you may have. [Inaudible], go forward?

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Operator:	Thank you sir. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question, please press the star followed by the one on your touch-tone phone. If you’d like to withdraw your question, press the star followed by the two. If you are using a speakerphone, you will need to lift your handset before making the selection.

Our first question comes from Barton Crockett with JP Morgan. Please go ahead.

Fred Amoroso:	Hello Barton. How are you? Nice to meet you.

Barton Crockett:	Yes. Thanks for taking my question on the call and a pleasure to meet you this morning. I wanted to ask just a couple of—or one very logistical question. How do you allocate the cash if that portion is oversubscribed, which I guess is a possibility if you look at the—where the exchange ratio is trading right now?

James Budge:	We’ll prorate it. As I mentioned in the prepared remarks it’ll be 56% and 44%; 56 cash, 44 stock. So it’ll be prorated if there’s over-subscription on either side.

Barton Crockett:	And that would mean that the stock ration would then be adjusted?

James Budge:	Right.

Barton Crockett:	Okay. All righty, and the price would be set then by what the stock ratio is indicating, or would the stock ratio be indicating—would the stock ratio be adjusted to take you up to $6.35?

James Budge:	Can you clarify the question again?

Barton Crockett:	I’m just curious—you know—how would you do the pro-ration —you know—with the stock ratio, the stock ratio would be adjusted, and—you know—how would the price be set? Would it be set by where Macrovision stock is trading, or would it be set—you know—basically so that people are going to get value equal to—you know—the price that was set with the cash offer of $6.35?

James Budge:	No it’s set as of the—the price of the signing of the deal. The stock price is already fixed. The point about there’s no caps or collars in the transaction so the stock ratio is already fixed between the two companies.

Fred Amoroso:	So whatever the ability is, whatever the desire of various stockholders is to take the cash, the remaining amount, if it’s not fully subscribed to cash will be just pro-ratially split amongst the remaining stockholders.

Barton Crockett:	Okay. All right, maybe we can follow up more offline, but I think I get it. And then another question is, could you be clearer—do you have any stated intention right now of keeping or divesting Gemstar’s Magazine and their cable networks?

Fred Amoroso:	I stated the direction is to spend time over the next few months with Rich and his team and learning a lot more about the entire entertainment side of the business before making any decisions about how their strategic value would fit into our overall approach.

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Barton Crockett:	Okay, because—you know—just as a follow-up there, I mean one of Gemstar’s—you know—this will be my final question here—one of Gemstar’s stated—you know—I guess rationales for the company was that there was a great deal of synergy between the different—you know—outlets for listings through magazine and cable network and IPG, that there was a lot of synergy there. Do you similarly share a view that there’s a lot of synergy, or is that something that you’re going to be exploring as part of this familiarization process?

Fred Amoroso:	So I think we got to look at the overall dimension, right? With the combination of AMG and the data from TV Guide, there’s a tremendous amount of information that’s available to help the end user consumers discover and understand what’s going on in the marketplace, and to be able to get opinions and editorial content relating to that. So just be clear that the publication is actually a part of the editorial content, but is an outlet upon which the data is delivered to the end consumer. So you should look at it as a delivery approach, along with many other things that Gemstar TV Guide has built in their My TV Guide, their online network, and their IPG environment. So—you know—look I could see how Rich and the team have understood and strategically positioned it as part of their overall platform. And like I said earlier, there’s going to be a tremendous amount of work going on over the next few months to really learn about all of these different components, to be able to engage and work with his management team, and come to understand on this strategic position and value of moving the organizations forward.

Barton Crockett:	Okay, great. I’ll leave it there. Thank a lot.

Fred Amoroso:	Thank you Barton.

Operator:	Our next question comes from Richard Davis with Needham and Company. Please go ahead.

Fred Amoroso:	Hey Richard. How are you?

Richard Needham:	Fine, fine, thanks. Maybe you could help kind of—from the outside—what kind of cross-selling synergies or core business acceleration—you kind of talked about it, but I mean obviously it’ll show up in the numbers if the business accelerates, and things like that, but should we think about either—you know—what would be the milestones that you would like to see say in 2008 in terms of either new products or new customers you’d add, or what are the—you know—what are the benchmarks above and beyond just the numbers that we should see that would tell us that—you know—the combination is a—is succeeding and is a good idea?

Fred Amoroso:	Well it’s a good question Richard. Notwithstanding the safe harbor statement we read at the beginning that protects us from making forward-looking statements, we’re not going to make forward-looking statements about what revenue opportunities might be in 2008 or not, but let me just underscore something,

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okay? You know, you’ve seen, and many others have seen the opportunity of taking our middleware platform and how it’s been positioned within Scientific Atlanta and other set-top box manufacturers, as the cable and satellite industry looks to connect not just the TV and VOD capability from streaming video, but to be able to actually directly connect it into the Internet. That’s a key part of our Mediabolic platform right? So when you add the fact that when people go home and they ultimately enjoy content, the number one thing that they’re primarily viewing it through is TV, and the interaction of TV now with their internet content, YouTube or other components, the ability to build that all into a single platform is going to be a major, major advantage that to be frank, is going to be hard for other companies to try and replicate. As we’ve said in the past, the principle competitor that we have is not somebody else, the principle competitor we have is the CE device manufacturer who may feel out of necessity or other, developing this type of capability themselves. With us now having the data for both TV, video, music, and games, et cetera, and the platform for guidance on TV and the ability to have the connected platform through Mediabolic, we’re in an enormously unique position to bring that value to the CE industry, and to the cable and satellite industry through set-top boxes.

Richard Needham:	Got it.

James Budge:	Yes, Richard I could—if I could add into that—while Fred was mostly talking about the revenue synergies, there’s clearly a significant amount of cost synergy that we expect to realize pretty quickly after the transaction closes. As you might expect bringing two—you know—reasonably sized organizations coming together, there’s some overlap of costs that we can cut out.

Richard Needham:	Got it. Okay. No both those answers are helpful. Thank you very much.

James Budge:	Yes.

Fred Amoroso:	Thank you.

Operator:	Our next question comes from Sterling Auty with JP Morgan. Please go ahead.

Fred Amoroso:	Hi Sterling. How are you?

Sterling Auty:	Hi. You’re getting the whole team today.

Fred Amoroso:	Yes, we got a lot on the call. I’ll give you that.

Sterling Auty:	So let me ask one question and then I’ll pass it on. So…

Fred Amoroso:	Only one, okay.

Sterling Auty:	Only one. I’ll be nice. So in terms of the Mediabolic synergies, I want to better understand. I would imagine that the people inside the, let’s say the cable MSO or otherwise that are making the decision around the Gemstar solution are going to be a lot different than those that are really looking at the open cable, making

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the decision around the DLNA stack, and Mediabolic. So logistically talk to me about how do you cross-sell? Can you get this high enough in the operator to make that cross-selling—you know—able to be done, and what relationships maybe exist already?

Fred Amoroso:	So it’s a great question, but if I can Sterling, can I just redirect your understanding because I think it’s a little bit off. So just realize that while—whether or not you’re dealing with DCR Plus, that’s going to be a platform that’s going to be enabled within connected CE devices, whether it’s a TV, a digital TV, or a Buffalo storage device that has a media server on the back of Mediabolic if you will, or you’re dealing with the OCAP platform that’s embedded in set-top boxes. The open—excuse me—the open standard associated with DLNA is actually applicable in both of those environments. And today Mediabolic actually is a platform solution within both of those environments, within Scientific Atlanta and other set-top box manufacturers as well as within CE devices. So for us, we’re not actually engaging in this debate that’s going on between the connected devices and the set-top box world, or the cable and satellite world. We’re actually enabling and supporting either of them and both of them.

Sterling Auty:	Got it, thanks.

Fred Amoroso:	Okay.

Operator:	Our next question comes from Ross MacMillan with Jefferies and Company. Please go ahead.

Fred Amoroso:	Hey Ross.

James Budge:	Hey Ross.

Ross MacMillan:	Hey. Thank you. James, just a quick one. Can you remind me what incremental cash outflows you have over and above the last updated net cash position you had in 3Q. I think you both—you had the AMG and BD Plus to pay for?

James Budge:	That’s right.

Ross MacMillan:	What’s the value of that?

James Budge:	It’s $82 million for AMG and $45 million cash for the BD Plus technology.

Ross Macmillan:	So on my math when I work through this and I add in the net cash from Gemstar, it looks to me like you need more than 800 million in debt. Am I just miscalculating or is that possible?

James Budge:	We’ll have cash generated from operations in the fourth quarter as well as the first quarter from both companies. We expect to have between the two companies somewhere around just over 800, $850 million of cash to help fund it. So between that and the debt, the $1.55 billion I mentioned on the cash side will have enough there.

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Ross MacMillan:	Yes, okay. Fair enough. And then just—I don’t know if you can talk to it yet, but are you anticipating cost synergies next year? I mean I know you—you know—you’ve got a lot to work through, but is that fair, and is there any way we can think about quantification?

James Budge:	So the answer to your first question is yes, there will be some cost synergies and —you know—I’d categorize them as reasonably significant. I’m hesitant at this point—as Fred mentioned we need to go over the next few months and drill into the business and see where there’s synergies and overlap, and so it’s just hard to come up with a number for you right now. But it’ll be sizable.

Ross MacMillan:	And last one from me. What do you think the blended tax rate would be for the combined business?

James Budge:	You know I would hope that we would start to move towards more the structure that we have, which is about the 20-25%. So, probably a blended of around 30; at this point 30, just over 30%.

Ross MacMillan:	That’s great. Very helpful, thank you.

Operator:	Our next question comes from Ralph Shackart with William Blair and Company. Please go ahead.

James Budge:	Hi Ralph.

Ralph Shackart:	Hey, good morning. How are you?

Fred Amoroso:	Hey Ralph. How are you doing?

Ralph Shackart:	Good thanks. Fred and James, question I guess for either or both. With the three recent acquisitions; with the one today and the evolving business with Mediabolic, does this put sort of added risk on this particular transaction in terms of integration plan, or can you help us think about, or get comfort that you’re able to swallow all these acquisitions?

Fred Amoroso:	So it’s a great question Ralph, and in fact we’ve been already going through a lot of the work about integrating these organizations. And if you remember the business unit structure that we put together in June, a lot of it was to enable how these different businesses would operate and be supported within our structure. So if you will, on an SPDC environment, the relationships with the studios that bring that to bear is in through our entertainment marketplace where we have pre-existing relationships with the content producers. And on the other side, the world where it’s embedded within the connected devices, that’s under Eric Free, who’s leading our embedded solutions team. From a Mediabolic—from an AMG perspective, the component and value of the meta data is actually under Mike Buchheim who leads our distribution and commerce activities, because it’s highly connected with e-tailers and retailers, and the value proposition associated with that, for example.

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Though Gemstar is a whole other dimension, and is going to take a tremendous amount of my time and the rest of our collective management team’s time to work over that integration plan over the next three months as we go from signing to closure. Is it challenging? Sure, it’s challenging. You know, everything in life is, and the opportunities to do something significant with the marketplace don’t come with a lot of hard work. You know, a lot of people maybe don’t know about some of my background and sizes of organizations that I’ve led in the past, but when I ran Global Services across IBM and Asia, I had 25,000 people reporting to me, and I ran a $7 billion business. So, the breadth of what we’re talking about doing is not out of the bandwidth of everybody in the management team.

Ralph Shackart:	Okay, great. Thanks Fred. And then one for James if I could. James I know you don’t want to get into specific numbers and I can appreciate that, but is there any way you could help us think sort of big picture; the IPG licensing stream for Gemstar? Would it be a reasonable assumption to assume that it has embedded solutions like margins?

James Budge:	Yes. I mean they actually break that out, I believe, in their financials where they give some adjusted EBITDA numbers by business segment. Like if you looked at the, at the decks that are posted on both websites, it’ll have some of that information in there. So it’s pretty significant margins on that side of their business. Maybe not as high as what you might see in the embedded solutions, but still in the north of 60%.

Ralph Shackart:	Okay great, thank you.

Fred Amoroso:	Want to go through something too. I just want to underscore something James said earlier because obviously when we were working on our business case and our analysis here, one of the key things that we’re talking about is how do we provide proper return and substantial return to stockholders. And I don’t want it to be lost upon anybody that we haven’t anticipated a significant amount of cost synergies in the combination, that ultimately relates to a very short-term and immediate benefit to stockholders as we go through our integration planning.

Ralph Shackart:	Okay, thanks guys.

Fred Amoroso:	Thank you.

Operator:	Our next question comes from Alan Gould with Natixis. Please go ahead.

Alan Gould:	Thank you. My question’s for Rich Battista. Rich, since you guys announced that you were going to look at strategic alternatives on July 9th, you’ve had two quarters where Gemstar beat the Street estimates. You’ve announced the deal for Sky Italia, a deal with MediaFlow for the cellular business, the deal in China, more online deals. You’ve done a great job fundamentally. The current R price—you know—prorated the cash and stock is 5.69, 7% above where the stock was July 9th before all these events, so forget the current stock price. But just what it’s worth on an arb deal today. Why—I guess you need two thirds approval, News Corp is 41%? Why should shareholders vote in favor of this deal, please?

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Rich Batista:	Hey, Alan. How are you?

Alan Gould:	Good.

Rich Batista:	For us, we obviously, as you know, did a thorough strategic alternatives review process and option process. And as we look at all of the opportunities ahead of us we saw this as the most compelling deal. If you look at, as I said, if you look at the price at $6.35, it’s a significant premium over the 10 day listing at 29% premium. If you look at the 30 day average before the unaffected stock price you’re looking at 35, 40%. So we clearly think this premium is very strong. We’re giving our shareholders a significant cash component to the deal and in combination with that we are creating, we believe, real strategic value and upside value for our shareholders by receiving a major piece of this combined company, which we believe going forward has some obviously very exciting prospects. So when you look at it in a totality we believe that this deal is a very compelling deal and one that we’re obviously very excited about.

Alan Gould:	Okay. I guess the Street is not exactly agreeing right now. Thank you.

Operator:	Your next question comes from April Horace with Janco Partners.

Fred Amoroso:	Hello, April.

April Horace:	Hi, good morning, everybody.

Rich Batista:	Hi, April.

April Horace:	Has News Corp approved this deal? I mean, do you already have News Corp’s 40%?

Rich Batista:	Yes, absolutely, and they have, as part of the voting agreement, they have agreed to support this deal.

April Horace:	And do they have any special privileges with respect to the ratio of cash versus stock of Macrovision?

Fred Amoroso:	No.

Rich Batista:	No. All shareholders are treated the same in that regard.

April Horace:	Okay. And then what do you perceive the reaction to be on behalf of the US cable operators with this acquisition or with this merger?

Rich Batista:	I believe that I think strategically we’re going to be able to offer a more full range of services to both cable and satellite operators. I think for us as you know we have the My TV Guide vision already in place, which is being very well received

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by our customers. So we believe being able to take that and combine it with the bigger vision that Fred has stated that goes beyond television, we think that’s going to be an exciting opportunity for both our cable and satellite operators as well as our consumer electronic manufacturing clients and consumer electronic device clients. So we see this absolutely as a positive.

Fred Amoroso:	So April, just to take that another step further, if you take the AMG meta data that we have around music and video and games. That has the opportunity to substantially extend the value within the cable environment to a very rich end user experience that is more than just what Gemstar would be able to deliver on their own and certainly much more than what we would be able to deliver on our own. So as opposed to the cable and satellite industry you would have to figure out how to integrate some of those things together. We would be able to provide those on an integrated basis in a single solution.

April Horace:	Forgive me because I’m not very familiar with Macrovision. Are the cable and satellite providers current licensees of your technology today?

Fred Amoroso:	In different dimensions and for different products, yes.

April Horace:	And then you also mentioned some middleware in the Scientific Atlanta set-top boxes. Can you give us any indication as to how much or how many households or how many boxes?

Fred Amoroso:	So those are products that are emerging and just coming to the market. So if I could just describe as part of the OCAP environment, right. The open cable application platform. One of the key things that the cable and satellite industry is doing is recognizing just the proliferation, an increasing amount of content that’s available through the Internet. Their desire to be able to converge and get that Internet content collected together with the streaming content through TV, and the ability to pull that together into a single solution for their subscribers is very important. Our middleware platform enables that convergence for them.

April Horace:	Okay. And then do you perceive any obstacles of approval, whether it’s regulatory or shareholders?

Fred Amoroso:	We don’t believe so.

April Horace:	And my last question, and I apologize. Can you give us a—I’m not familiar with Mediabolic and some of your other acquisitions. On a price, on an EBITDA multiple, how does the Gemstar EBITDA multiple compare to your other acquisitions?

Fred Amoroso:	I’ll turn that one over to James.

James Budge:	I’d say it’s in the ballpark. It’s pretty similar.

Fred Amoroso:	And we obviously don’t report EBITDA on our acquisitions. We report our profitability on the different business units that we have within our team. As in Gemstar’s case our IP licensing and embedded solutions business is a rapidly growing and highest margin business reflective of the typical value associated with IP backed businesses.

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April Horace:	Okay, thanks.

Fred Amoroso:	Thank you.

April Horace:	Congratulations.

Fred Amoroso:	Thank you.

Operator:	Our next question comes from Sasha Zorovich with Goldman Sachs.

Fred Amoroso:	Hey, Sasha. How are you?

Sasha Zorovich:	Good. How are you?

Fred Amoroso:	All right.

Sasha Zorovich:	So my question would be what sort of, I guess, sort of what is your plan kind of below the level, if you would, of you, Fred, and James in terms of running the company and the various divisions at this point? What I guess you’ve clearly proven is the management team on the Macrovision side that you’re sort of very good at sort of have been in the past about sort of some of these strategic acquisitions, potentially even disposition, shuttering things down, sort of cost control and things like that. But sort of operationally really. There are so many kind of balls in the air, if you would, given that the organization is going under such tremendous change, keeping people in place and motivated and working. What really have you put in place for all of that?

Fred Amoroso:	So, a couple of things if you will, Sasha. First of all I’ll take the compliment and I want to thank you very much for speaking highly about our management team. It is encouraging. And we have done a lot and I hope you realize relative to the changes that we’ve made in Macrovision over the last two years we have already done a lot in terms of improving customer relationships, transforming and changing our business, moving from an environment where we were predominantly just a licensing company or protection company. And added on a tremendous capability. One of the most important things I believe that Macrovision has done over the last two years is we fundamentally changed ourselves from a company that was oriented towards just a product or a service delivery and oriented towards a company that’s understanding and developing marketplace characteristics and taken advantage of the market opportunities that are there. We have a broad-based, extended team to work on integration planning across all of these different acquisitions. As I said, we’re already well underway in BD+. That deal is closed. It is already integrated. We are in the process of defining the last stages of the integration plan for AMG. We expect that to close before the end of the year. And then obviously as we said in our call in the press release we expect this transaction to close by early Q2 of next year. So there’s

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ample opportunity for us to work collectively with the management teams on both sides to properly plan for the integration post close. So I’m not worried about it at all. The last comment that you made about our people’s reactions, I will tell you just sitting here and having my PC open, the numbers of notes that I’ve gotten from our employees about the value of this and the strategic position and what this does to the team is very, very exciting within the Macrovision organization and I certainly assume, I don’t have access obviously to Gemstar’s e-mail system, but I assume Rich is getting the same feedback.

Sasha Zorovich:	Could you then give us an update just kind of looking at the Macrovision businesses per se, some of the things that we’re kind of looking for, at least as milestones in terms of some of the bundled deals and things like that. Where do we stand at this point?

Fred Amoroso:	I was waiting how long that question would come up in this conversation. So the bundle deals are a vitally different part of this scenario, because it does deal with more ACP and RipGuard protection. As I’ve said in the past, I’m not particularly interested in bundling BD+ into those bundled relationships because BD+ is such an emerging part of the marketplace for Blu-ray that I don’t want to diminish the value proposition and the effectiveness associated with BD+. I also mentioned in our last earnings call, Sasha, that my expectation is to deliver on a bundled deal before the end of the year, if not a couple of them, and there’s nothing that is changing my comments relating to that.

Sasha Zorovich:	Thank you very much.

Fred Amoroso:	Thank you.

Operator:	Our next question comes from Marla Backer with Soleil. Please go ahead.

Fred Amoroso:	Hello, Marla.

Marla Backer:	Thank you, hi. Thank you. Okay. I have three questions. First of all, I’m following up on something Alan asked about before. So this question is obviously, Rich, it’s for you. I think I have been one of your biggest fans over the past three years, since you stepped in. I think you’ve done really great things. You, Bedi, and the whole team have done great things. Gemstar, and I think Gemstar today is a much stronger company than it ever has been, certainly in many years. And I know you’re talking about this price representing a 29% premium over the past 10 trading days. But, if you look at where the stock was back in only April, just about six weeks ago, the stock was at nearly $7. So we’re talking about a significant discount to that price. And you may say that that price had a lot of event expectation built into it. But if you look back at where the stock was when you took over, when you took—stepped in to your current role, the stock was at about $6.14 if I’m not mistaken. So you’re really talking about $0.21 of incremental shareholder value over the course of three years. You’ve been asking investors to be extremely patient and I think we have been. So if you could address that I would appreciate it.

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Rich Batista:	Sure. The—I don’t think the $6.14 number is correct that you said when I came in. It was definitely, it was definitely a sub-six number. When I talked about the premium, that was 10 days on the unaffected stock price prior to July 9th. As I said when Alan spoke, for us it’s, for us we believe that the $6.35 price is a significant premium, and when you match that up we believe with a really compelling combined company we believe that this deal will enable both companies to move faster in their shared goal to be leading providers in the digital living room. There will be, as I mentioned and both of us have mentioned, sizeable operating synergies we believe in a deal like this, Marla. So we believe, we personally believe that the upside potential in this deal is terrific. So what we do for shareholders is give them a significant cash component at a strong price and at the same time give people the upside on what we believe is a very exciting combined company with great synergistic value. So we believe when we looked at the alternatives in front of us that this was the most compelling opportunity for the company.

Marla Backer:	Okay. Two other questions. I don’t in any way doubt that there will be substantial synergies here in terms of attacking the “digital living room”. I completely agree with that. But unless I misunderstood what Macrovision management just said, they’re first going to start evaluating now how they want to approach and even if they want to retain some of the other media properties like the magazine and the channel, the network. How do you justify all the spending that we’ve just seen on “revitalizing the TV Guide brand”, if in fact the TV Guide brand may prove to be not particularly important to the new co going forward?

Fred Amoroso:	This is Fred, Marla. The issue about whether the TV Guide brand is important going forward or not is to be, very frank, premature right now and at the point of signing and where we are now the strategic position, understanding where TV Guide is, how it fits into strategy is something that we’re going to discuss. The decisions that we make as we go out into the future post closing are going to be based upon what we think is the right thing to do in the marketplace. What do we believe the right thing to do in terms of achieving the strategy and the vision for not only the transforming digital home, which I appreciate your understanding and value of, but of all of the different components to the business. And I will just share with you what I’ve actually said to all of the existing Macrovision people, is look. I have a responsibility to take a look at all of the different assets and the portfolio of capabilities, products, and services that we have as a business and to make appropriate decisions as to their strategic importance and their ability to contribute to the operating success of the company including its financial capability. And my intention is to do that not only for what I’ve done within Macrovision but to be able to extend that post-close to the future of the combined companies. There is obviously on a short-term basis much more direct cost synergies that we will work through as we go into the combination. The combined headquarters organization, for example, will be moved to Santa Clara, will be operating, and just turn it over to James maybe if he wants to comment a little bit more on the cost synergy activity that we’ve already built into our business plans.

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James Budge:	Yes, I think I commented that it would be a significant savings and maybe I’ll just give you a range. We expect north of $50 million in cost synergies as we bring the companies together. So that’s what we’re thinking of in terms of significant.

Marla Backer:	No, no. Let me reiterate. I do not in any way doubt that there will be significant synergies here. It’s the price, the price for Gemstar shareholders that I have a problem with. And here’s my last question. And forgive me if this was in the press release. I’ve been kind of inundated this morning with all this information as I’m sure everyone else has been. Rich and Bedi, apparently you are leaving the company once the integration has been completed. Did you state in the press release or can you tell us where you will be going?

Rich Battista:	No, we did not state in the press release, and our focus right now is on running the company until this deal closes and that will be our, obviously our focus and we have—I can’t speak for Bedi, obviously, but I haven’t decided or made any decisions post that and we’re going to work towards a smooth transition with Fred and his team to get to closure.

Bedi Singh:	Marla, it’s Bedi. I’ll reiterate what Rich said. Our job here is to stay here and make sure we’re running the business like we’re running it now until the close.

Marla Backer:	Okay. Okay, thanks, guys.

Fred Amoroso:	Thank you.

Rich Batista:	Thank you.

Operator:	Our next question comes from Andy Hargraves with Pacific Crest Securities. Please go ahead.

Fred Amoroso:	Hey, Andy. How are you?

Andy Hargraves:	Hey, good. How are you guys doing?

Fred Amoroso:	Good.

Andy Hargraves:	So just a math question really quick. On this $200 million in operating cash flow. If the Macrovision shareholders are going to own 53% of the combined company then am I right in thinking they’re going to be entitled to essentially a little over $100 million in operating cash flow in ‘08?

James Budge:	Sure. I guess you could look at it that way.

Andy Hargraves:	Okay, so, okay. And then on—second question is on this integration work as you guys are talking about it, how much tech integration is going to be needed and how much of it is just integration on the sales and marketing side?

Fred Amoroso:	So there will be integration on both sides. But to be frank it’s also very complementary. So if you look at the Gemstar team, the head of the CE

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marketplace is in Europe. Lydia is a very, very strong person and would be able to integrate all of the CE offerings that we would have for that marketplace. So in other words as opposed to the guidance being separate as opposed to our AMG data being separate, as opposed to our middleware platform being separate as opposed to Gemstar’s connected platform being separate, and having four different product groups going into a single customer, obviously the intent would be to organize according to market functions where our activity and direction to the marketplace and people for example that would be working with Sony would have the ability to integrate all of the different products and services that the combined company would build together for Sony. So there will be certain obviously sales and services integration.

There is obviously going to be the normal G&A function integration that we will get through that is a big part of the cost synergies that James just mentioned earlier. And then more importantly there’s going to be product road map convergence that we will get into as part of our integration planning as well. So all of those things will wind up going on concurrently.

Andy Hargraves:	Okay. And then just maybe a quick question for Rich. What do you guys consider to be the competition on the IPG and My TV Guide side?

Rich Battista:	Well there’s obviously folks who also provide IPGs into the marketplace. We haven’t really seen, in terms of the next generation of guidance, we haven’t seen a lot of new entrants come out and offer such a solution. Obviously there’s the media center I guess, which Microsoft has but in terms of going directly to the cable satellite operation and the CE manufacturers, we think we have a very unique offering as we go into the marketplace.

Fred Amoroso:	Let me comment on that as well if I may, Rich. Because he mentioned something that’s very important, and that is the notion that one of the competitive factors could be in fact the PC. My personal view on that is for 15 years we’ve been talking about the PC, a media center PC, being the hub of home entertainment. And actually if you look at it I do believe strongly that the PC will be a portion or a component of home entertainment. But if you really think of what’s happening in technology now and if you’ll indulge me in just a few very short minutes, more and more software is being embedded in every hardware device. And I don’t care if you’re talking about it as copy machines or you’re talking about it as TVs. Software is being more and more embedded to provide new function, feature capability to all devices. In addition to that software part of the functionality is to be able to connect it into this vast array of the Internet that’s going on. And so if you think of the PC there’s five very simple components of the PC. You hear about the battle for the three screens in the home. Clearly the TV screen is going to be the viewing vehicle of choice within the home entertainment environment, although within different environments a PC or the mobile phone may be used as the way people might want to enjoy content. But the TV is going to be the major component.

The PC also has storage capability. Today we have the ability to have very, very large, connected, network enable, raid-enabled with full backup and recovery

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built into storage devices. Buffalo, for example, has a storage device, two terabytes, that’s being sold in the marketplace for significantly less than $1 a gig. You have—PC have the ability to connect to the Internet and you don’t need the PC to connect to the Internet now. It’s enabled in our platform. And the PC has user interface, but, you know, to be frank, I don’t know how many people want to sit with a cursor or a keyboard to navigate their TV set. And so all of the components that a PC brings to the market are important but they are also better enabled within unique situations within the consumer equipment environment specifically oriented to entertainment. And so PC will be a component of home entertainment but not the component of home entertainment. Okay?

Andy Hargraves:	Yes, thanks.

Fred Amoroso:	Thank you.

Operator:	Our next question comes from David Kestenbaum with Morgan Joseph. Please go ahead.

David Kestenbaum:	Okay, thanks. Is there a break-up fee in this transaction? Can you quantify it?

Fred Amoroso:	There is and we won’t quantify it.

David Kestenbaum:	You won’t quantify at this point?

Rich Battista:	That will all—[talk over]. That will all come out in the [talk over] and the like goes out.

Fred Amoroso:	$57.8 million.

James Budge:	55. Just under 56 million is the break-up fee.

David Kestenbaum:	Okay. And Rich, can you talk about the whole process? How many books did you hand out? What kind of firms look at this? Was it private equity, were there also just strategic...?

Rich Battista:	Yes, I’m not going to get into real obviously —

David Kestenbaum:	Yes, not company specific.

Rich Battista:	Yes, but absolutely. It was a broad range of interest from strategic and other folks as well. Again, I’m not comfortable getting into the details of the process. I can tell you it was a very full, thorough, careful process but there will be details in the proxy that will give you more information related to that.

David Kestenbaum:	Okay, thanks.

Operator:	Ladies and gentlemen, at this time I’m showing we have time for one final question. The last question comes from Brian Thackray with Deutsche Bank. Please go ahead

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James Budge:	Brian.

Fred Amoroso:	Hey, Brian.

Brian Thackray:	Hi, guys. How are you?

Fred Amoroso:	Good, you?

Brian Thackray:	I guess just kind of one question for me. Fred, as you talked about, you’ve gotten out in front of your customers here with this acquisition from a bidding standpoint. I guess, as we think about the revenue synergies here, how much of it is strategic and how much of it is tactical because you also mentioned some opportunities I think with some Asian manufacturers. And I think that the key issue is what do you think the likelihood is that this, the vision either doesn’t develop or takes longer to develop? You’ve spent kind of 50 to $80 million in acquisitions before. Clearly this one is much, much larger. Can you just kind of give us a sense for kind of what you think is near term and what is more longer term here?

Fred Amoroso:	That’s a great, it’s a great question, Brian. And so it is a combination. The synergies are clearly a combination of both the short term and the long term, okay. Let me suggest that in our analysis, in the short term environment, the fact that we are both IP licensing powerhouses in the marketplace in our business model we have put that without any divestitures or anything else going on, we have the ability to pay down our debt just out of the cash flow from operations between now and 2011. So that just gives you some of the insights to our operational planning and just how strong the combination actually is with the expected $50 million plus synergies that, cost synergies, that James went through. Now the opportunity to build the strategic vision and the integrated platform create growth opportunities that are just tremendous over on top of that because on a combined basis there is nobody in the world, and I know that’s a broad statement and my legal guys probably shudder when I say that, but there is nobody else in the world that can bring together this type of capability of the meta data to provide rich end user experience for discovery, the combined platform that supports and implements DLNA, the guide and penetration that Gemstar has within the marketplace, the ability to have capability and platforms, not just on TV, but through a series of connected devices, including mobile, in one of the leading mobile countries in the world, Japan, where they have 18 million subscribers already within their environment. There’s nobody that can bring that type of capability to the marketplace. That is a huge and very significant value proposition that becomes an opportunity for us to take advantage of the discontinuities and transformation in the marketplace. So it is a question of both tactical components that we bring to the market, that we believe can be very short term value to our stockholders, and tremendous, long term values and synergies in terms of capturing probably what is the greatest change in home entertainment since TV really took over from theatres.

Brian Thackray:	Okay, and then —

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Fred Amoroso:	How’s that?

Brian Thackray:	That’s helpful. And then just last question. Given the stock reaction here is there any chance that News Corp will re-evaluate this position?

Fred Amoroso:	No, News Corp has—I’ll let Rich and Bedi talk about it. But News Corp has, as part of their purchase agreement, agreed to, a voting agreement to vote and support both their shares and support of this, number one. Number two, if I can just comment on the market reaction, look, I recognize this as a complex transaction, no kidding. You got a little company. You got $800 million of debt. There’s certainly questions. The debt markets haven’t been the most robust and all of that. But you know what, we don’t make decisions and we haven’t looked at this as a factor of what the immediate first day market reaction is going to be. We are compelled by the short term vision of bringing the company together and improving the EBITDA and the returns on a combined basis for both shareholders and we are even more compelled by the strategic vision of what we can accomplish in the marketplace, the transformation for both companies, and our ability to take advantage of the market discontinuities in home entertainment. I have a confidence and a high expectation that as we continue to work over the next few months on integration and beyond that, after closing, that this is going to be an enormous value for our stockholders.

James Budge:	Let me just come back to some of the, again, the key highlights from a financial perspective. We expect this business to be north of 40% of operating margins as we go forward with a significant amount of synergies between the two companies, growing 10 to 15%, generating over $200 million of free cash flow every year at least. As we go forward obviously that will increase. So this is a—we’re pretty excited just from the financial side and that pales in comparison to the strategy side of what we see as the two companies coming together.

Brian Thackray:	Right. Thanks, guys.

Fred Amoroso:	Okay. I want to thank everyone for joining us on the call today. It’s obviously an exciting time. I’m sure it’s something that’s complex and a lot of people are going to have questions on. Our intention is to make ourselves available to work with all of you as we go forward to further describe what we think the opportunity is and why we believe this is such a strong, compelling event. And so we look forward to engaging with you on that over the next few days, weeks, and months. Thank you for joining the call today.

Rich Battista:	Thank you.

Operator:	Ladies and gentlemen, this does conclude the Macrovision Gemstar TV Guide conference call. Access to the replay of this call will be made available as soon as practicable after the live conference call ends and will be available through Friday, December 14, 2007. You may now disconnect and we thank you for using ACT Conferencing.

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END

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